Exhibit 99.1

PRESS RELEASE

FOR FURTHER INFORMATION CONTACT:	November 19,2004
W.Alex Hall, Jr., President and Chief Executive Officer (interim)
Integrity Financial Corporation
Hickory, North Carolina
(704) 854-4739

INTEGRITY FINANCIAL CORPORATION ANNOUNCES RESIGNATION OF

CHIEF EXECUTIVE OFFICER; NOTIFICATION BY NASDAQ OF POSSIBLE DELISTING

Hickory, North Carolina…Integrity Financial Corporation (Nasdaq “IFCB”) announced today that R. Steve Aaron, President and Chief Executive Officer has resigned those positions as well as his position as a member of the Board of Directors of Integrity Financial Corporation and the Board of Directors of its subsidiary, Catawba Valley Bank. The Board of Directors accepted Mr. Aaron’s resignation from all positions and appointed W.Alex Hall, Jr., Executive Vice President and a director of Integrity Financial Corporation and President and Chief Executive Officer of one of its subsidiary banks, First Gaston Bank of North Carolina, as interim President and Chief Executive Officer and Ronald S. Shoemaker, Executive Vice President of Integrity Financial Corporation and Regional President of the company’s other subsidiary bank, Catawba Valley Bank, as interim Chief Operating Officer.

Mr. Aaron was one of the founders and the first President of Catawba Valley Bank. Since its organization in 1995, Mr. Aaron oversaw Catawba Valley Bank’s growth and its reorganization into Integrity Financial Corporation, a multi-bank holding company, and successfully completed the acquisitions of First Gaston Bank in Gastonia and Northwestern National Bank in Wilkesboro. Under Mr. Aaron’s leadership, Catawba Valley Bank grew from a one office de novo state bank to 17 offices in 7 counties of North Carolina.

On November 16, 2004 the Board announced that it would not timely file its quarterly report on Form 10-Q for the quarter ended September 30, 2004 based upon a determination that certain loans made by its subsidiary banks may not have been properly graded as to risk of collection. The Board of Directors noted in its recent Form 8-K report that a yet-to-be-determined charge to earnings may impact the third quarter ended September 30, 2004 as a result of potential additions to the company’s loan loss reserve.

On November 17, 2004 the Board received a notification from The Nasdaq Stock Market that due to its failure to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2004 with the Securities and Exchange Commission and The Nasdaq Stock Market that the company’s common stock is subject to delisting from trading on The Nasdaq SmallCap Market at the opening of business on November 29, 2004 unless a request for a hearing is filed with The Nasdaq Stock Market on or before November 24, 2004. The Board believes that it will cause the Quarterly Report to be filed by November 23, 2004 and if it does so has been advised that the action to effect a delisting of its common stock may be withdrawn. If the Board does not file the Quarterly Report by November 23, 2004, it intends to file a request for a hearing which will postpone any action to delist the common stock from trading until the hearing is completed and a decision is rendered by The Nasdaq Stock Market

Integrity Financial Corporation is the bank holding company for Catawba Valley Bank, Hickory, North Carolina and First Gaston Bank of North Carolina, Gastonia, North Carolina. At September 30, 2004 the Company had total assets of $675,421,371, total deposits of $542,821,356, and stockholders’ equity of $65,389,827.

This Press Release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).